EXHIBIT 10.37

This Distribution Services Agreement (“Agreement”) is entered into as of April 1, 2022 (“Effective Date”) by and between The Sera Labs, Inc. (“TSL” or “Sera Labs”) located at 5805 Sepulveda Blvd., #801, Sherman Oaks California, 91411, and Advanced Legacy Technologies LLC (“ALT”), located at 5805 Sepulveda Blvd., #801, Sherman Oaks, CA 91411.

RECITALS

WHEREAS, services include, but are not limited to, the marketing and distribution of Power Keto and related upsell products (collectively “the Products”) for TSL including but not limited to product procurement and fulfillment, internet advertising and buying, promotion, establishing sales campaigns in ALT’s CRM system, and other online distribution channels providing reporting services and other services agreed upon with the Chief Executive Officer of TSL;

WHEREAS, Sera Labs desires to engage ALT to perform the services identified above in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

AGREEMENT

SERVICES. ALT will perform the services for Sera Labs as identified above in this Agreement. Additionally, all services performed pursuant to this Agreement shall be performed within the regulatory and substation guidelines, as set forth on Exhibit “A” attached hereto, which may change from time to time based upon new regulatory and compliance rules set by legal and by this reference, made a part hereof. All results and net proceeds of the work and services performed hereunder shall be the sole and exclusive property of Sera Labs.

1. RESPONSIBILITIES OF THE PARTIES. ALT shall be responsible to perform all of the duties and responsibilities in connection with the marketing, sale and distribution of the Products. In its performance under the terms and conditions contained in this Agreement, ALT shall strictly follow the regulatory and substantiation guidelines contained in Exhibit “A” of this Agreement, attached hereto, and by this reference, made a part hereof. Sera Labs will be responsible for payment of all costs related to the marketing and distribution of the Products. Such payments may be made by direct disbursement to third party vendors or by reimbursement to ALT for payments made on behalf of Sera Labs in connection with the marketing and distribution of the Products.

2. MEDIA BUDGET & SPENDING. Digital media budgets will be established by Sera Labs and shall be managed by ALT subject to Sera Lab’s oversight and approval. Such approved expenses are the sole and exclusive responsibility of Sera Labs and any such disbursement made by ALT on behalf of Sera Labs will be deductible from any remittances made to Sera Labs by ALT pursuant to this Agreement. Notwithstanding the foregoing, the initial marketing campaign will be on a CPA basis and any campaign changes will be communicate by Sera Labs to ALT for implementation.

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3. FEES/EXPENSES. Sera Labs shall pay ALT fees based on parameters shown below:

a.

ALT shall receive a fee in exchange for the services it provides to Sera Labs hereunder in the amount of five percent (5%) of the Net Proceeds from the sales of the Products payable through the deduction of such earned amounts from the quarterly detailed reporting required hereunder. Net Proceeds are defined as all funds received from the sale of Products less the following: actual deductions for sales tax, customer returns, refunds and chargebacks, credit card fees, platform fees, cost of goods sold, marketing including ad buys and affiliate fees and fulfillment costs.

b.

Any additional expenses shall be pre-approved by the Chief Executive Officer of Sera Labs. Notwithstanding, in the event that ALT pays any amounts on behalf of Sera Labs, Sera Labs shall reimburse ALT such actual third-party costs without any additional amounts (so-called “upcharges”) to be charged to Sera Labs.

Any software licenses that are required in the discharge of ALT’s duties pursuant to this Agreement shall be the responsibility of Sera Labs.

4. INVOICE AND PAYMENTS. ALT shall provide a detailed activity report (i.e. profit and loss statement) of the Products sold each calendar quarter (or portion thereof if the Agreement is terminated on a quarterly basis due within ten (10) days of the end of each calendar quarter and shall remit the net proceeds from the sales of the Products net of ALT Fees incurred thereon (as outlined in Section 3 above) within fifteen (15) days of the end of each calendar quarter.

5. DEFAULT. Any breach by either party of their respective duties and responsibilities as set forth in this Agreement shall be considered to be a material default of this Agreement. In the event that either party is in material default of this Agreement, the non-defaulting party shall provide written notice of such material breach and the defaulting party shall have ten (10) days to cure such default. In the event that the breach is not cured within the aforementioned period or the breach is uncurable, then the non-breaching party shall have the right to terminate this Agreement and shall not be responsible for any damages arising from the effective date of the termination, or any changes incurred from the effective date of the termination. Notwithstanding the termination of the Agreement pursuant to this Paragraph shall affect any claims that the non-defaulting party may have pursuant to the terms of this Agreement. In the event that Sera Labs materially defaults on any terms set forth herein, ALT may, among other remedies available, suspend any and all activities until such material breach is remedied.

6. TERM. Provided that Sera Labs engages ALT hereunder, the initial term shall commence on the date of this Agreement and shall continue on a month-to-month basis. Either party shall be permitted to terminate the Agreement with thirty (30) days prior written notice on the last day of any month. This Agreement may be terminated at any time by mutual consent of the parties.

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7. DISCLAIMER. Notwithstanding ALT’s duty and responsibility to render services to the best of its ability, to the fullest extent permissible by law, ALT specifically and expressly disclaims all representations and warranties of any kind, express or implied, related in any way to warranties of performance, results, merchantability, fitness for a particular purpose, title, or non-infringement. The foregoing general disclaimer of warranties and liabilities shall also apply to any links to and content, performance, and results of use of any third-party websites or systems, even if they are not controlled or endorsed by ALT. ALT is solely responsible for selecting the channel(s) of its choice. ALT makes no endorsement, representation, guarantee or warranty as to the integrity or efficacy of any channel.

8. TRADEMARK AND IP OWNERSHIP. ALT shall sell and advertise the Products only under the trademarks regularly applied to the Products by Sera Labs and shall not use any of such trademarks as a part of any corporate name or any trade name. Upon termination of this Agreement, Distributor shall immediately cease all use of such trademarks or trade names except as may be required in connection with the sale of any of Sera Labs products

a.

ALT acknowledges that it has not hereby acquired, and will not acquire by reason of this Agreement or the distributorship created hereunder, any rights in or to any trademarks, or trade names registered or unregistered, owned or used by Sera Labs or used by others under authorization from Sera Labs.

b.

ALT agrees to notify Sera Labs promptly of any actual knowledge of any use by others of the trademarks of the Products, which constitutes or could appear to constitute an infringement or passing off of any such trademark in the Territory. However, Sera Labs shall have the sole right to decide whether or not proceedings or other action shall be brought or taken in connection with such use. If any such proceedings or other action are brought or taken, ALT agrees to cooperate fully with Sera Labs in the prosecution thereof (at no cost to ALT). Sera Labs shall assume all of the burden and be entitled to receive all the benefits of any such proceeding or other action.

c.

Sera Labs is the owner or authorized licensee of the trademarks, content and intellectual property used in connection with the sale of the Products, and Sera Labs hereby licenses ALT to use their trademarks in a manner consistent with this Agreement.

9. INDEMNIFICATION. The parties shall indemnify, defend and hold harmless the other, its affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any and all third party claims, causes of action, liabilities, obligations, damages, penalties, fines, costs and expenses (including, without limitation reasonable outside attorneys fees) arising out of or related in any way to: (i) a breach by a party of any provision of this Agreement; (ii) the products and/or services advertised, offered or sold by Sera Labs or by ALT on behalf of Sera Labs; (iii) advertisements, copy, images and any other advertising material supplied by Sera Labs; and (iv) actual or alleged violation of applicable law, statute, ordinance or regulation (including, but not limited to claims alleging false advertising and/or deceptive trade practices).

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10. LIMITATION OF LIABILITY. Except with respect to any indemnification obligation provided herein, under no circumstances will either party be liable to the other party for consequential, indirect, special, punitive, exemplary or incidental damages, whether foreseeable or unforeseeable.

11. FORCE MAJEURE. In the event that either party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause beyond the reasonable control of the party invoking this provision, then the affected party's performance shall be extended for the period of delay or inability to perform due to such occurrence. A party whose performance is affected by a force majeure condition shall notify the other party immediately and in writing upon the occurrence of the event.

12. AUTHORIZATION. Both parties acknowledge and affirm that each has the authority to enter into this agreement and that nothing shall impede or conflict with the fulfillment hereof.

13. GOVERNING LAW, JURISDICTION, VENUE AND ATTORNEY FEES. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to or application of conflicts of law principles. Any action brought by either party against the other shall be brought exclusively in the state or federal courts located in California. The prevailing party to any dispute shall be entitled to recover its outside attorney fees and costs from the non-prevailing party.

14. SEVERABILITY. Should any part of this Agreement be declared invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of any remaining portions shall not in any way be affected or impaired thereby.

15. ASSIGNMENT. ALT may not assign, transfer or otherwise delegate this Agreement or any of its rights (except the right to receive money) or obligations hereunder without the prior written consent of Sera Labs unless the assignee is a company owned or controlled by ALT or its current owners. Sera Labs shall be permitted to assign, transfer or otherwise delegate this Agreement or any of its rights or obligations hereunder without the written consent of ALT.

16. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of permitted successors and assigns.

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17. RELATIONSHIP. The relationship between the parties hereto is that of independents contractors, and not an employment relationship, joint venture or partnership.

18. ENTIRE AGREEMENT. This Agreement, together with the Exhibits constitutes the entire agreement and understanding between the parties and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matters set forth.

19. COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which shall constitute a single agreement.

20. FURTHER ASSURANCES. Both Sera Labs and ALT, without further consideration, agree to take or cause to be reasonably taken such further actions, to execute, deliver and file or cause to be executed, delivered, and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

21. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered to the parties at their respective addresses set forth below or at such other address as shall be given in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts as of the date first above written.

The Sera Labs, Inc.

________________________________________________________

Signature

Name: Nancy Duitch

Title: Chief Executive Officer

Advanced Legacy Technologies LLC

________________________________________________________

Signature

Name: Dennis Duitch

Title: Member

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EXHIBIT “A”

The Sera Labs, Inc.

REGULATORY AND SUBSTANTIATION GUIDELINES

•	No surveys
•	No free trials
•	No Co-Reg
•	No Fraud
•	No changing of our labels or packaging
•

No deviation of the provided product images, logo or credentials. The proper product names must be used; therefore, all older pages/links and or photos using older packaging must be changed to incorporate our current marketing strategy.

•

No disease or medical claims - all claims must be approved in advance. For example, claims cannot be made that this product will regulate mood swings, neurotransmitters, a pain free life, cures cancer, Alzheimer’s, Parkinson’s etc.

•	We cannot say the products can replace any prescription drugs without the disclaimer “You must consult with your health care/medical provider before taking or changing any prescribed drugs.”
•	Do not change the return, shipping or privacy policies
•	Pricing cannot be changed by anyone except with the prior permission
•	Only use pre-approved presell pages which have been legally and grammatically vetted.
•	No use of celebrities without their implied consent
•	Grammar and sentence structure must be checked prior to going live
•	All internal and external email creatives must be approved in advance prior to going live

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